UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2019

Rosetta Stone Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34283	043837082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 North Kent Street, Suite 1200, Arlington, Virginia		22209
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 387-5800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00005 per share	RST	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2019, Sonia Galindo notified Rosetta Stone Inc. (the “Company”) of her decision to resign as General Counsel & Secretary of the Company to pursue other professional opportunities.  Ms. Galindo will remain at the Company until July 1, 2019 to transition her responsibilities.  In connection with Ms. Galindo’s resignation and in recognition of her service to the Company, the Company and Ms. Galindo will enter into an agreement that provides for (i) payment in 2020 of any 2019 annual bonus Ms. Galindo would have earned for 2019, prorated through her last day of employment; (ii) payment, for up to twelve months, of the portion of Ms. Galindo’s health care insurance premiums that exceeds the amount of premiums paid by active employees under the Company’s health care plan; (iii) pro rata vesting through her last day of employment of Ms. Galindo’s outstanding unvested stock options and restricted stock; (iv) full vesting of Ms. Galindo’s outstanding earned but unvested performance share units; and (v) Ms. Galindo’s retention of her outstanding unearned performance share units, prorated through her last day of employment, to be earned and vested in accordance with the terms of the applicable performance share unit grant agreement.  In exchange for these benefits, Ms. Galindo will sign a general release waiving any claims she may have against the Company, subject to certain customary exceptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROSETTA STONE INC.

Date: June 13, 2019	By:	/s/ A. John Hass III
Name: A. John Hass III
Title: Chief Executive Officer